UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 26, 2016

Cedar Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31817	42-1241468
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

44 South Bayles Avenue Port Washington, NY	11050-3765
(Address of principal executive offices)	(Zip Code)

(516) 767-6492

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 26, 2016, Cedar Realty Trust, Inc. (the “Company”) closed a seven-year $100 million new unsecured term loan maturing on April 26, 2023. The new term loan, which provides for delayed draws of the proceeds through October 26, 2016 (with no proceeds drawn at closing), is initially priced at LIBOR plus 165 basis points (“bps”), and can range from LIBOR plus 165 bps to 225 bps based on the Company’s leverage ratio. The loan agreement governing the term loan contains financial covenants including, but not limited to, maximum debt leverage, maximum secured debt, minimum fixed charge coverage, and minimum net worth. In addition, the loan agreement contains restrictions including, but not limited to, limits on indebtedness, certain investments and distributions. Although the term loan is unsecured, borrowing availability is based on adjusted net operating income of unencumbered properties, as defined in the loan agreement. The Company’s failure to comply with the covenants or the occurrence of an event of default could result in the acceleration of the related debt.

The Company also entered into a forward interest rate swap agreement which converts the LIBOR rate to a fixed rate for the new term loan beginning November 1, 2016 through its maturity. As a result, the effective fixed interest rate will be 3.2% for the new term loan beginning November 1, 2016, based on the Company’s leverage ratio at closing.

The bank group included KeyBank National Association, as Administrative Agent, and Regions Bank, Branch Banking and Trust Company and Capital One, N.A as Co-Syndication Agents. Other banks included Manufacturers and Traders Trust Company and Raymond James Bank, N.A. Certain of the banks and financial institutions that are parties to the loan agreement, and their respective affiliates, have in the past provided, are currently providing and in the future may continue to provide, investment banking, commercial banking and other financial services to the Company in the ordinary course of business for which they have received and may in the future receive customary compensation.

The foregoing summary is qualified in its entirety by the full text of the loan agreement, a copy of which to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by Item 2.03 is included in Item 1.01 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR REALTY TRUST, INC.

/s/ PHILIP R. MAYS
Philip R. Mays
Chief Financial Officer
(Principal financial officer)

Dated: May 2, 2016